SUBCONTRACT MASTER AGREEMENT

AGREEMENT made this      day of        , by and between JITSOURCE LLC, (“JIT”), a Delaware corporation, having its offices at 6917 Valley View Lane, Suite 254, Irving Texas 75039, and       (“SUBCONTRACTOR”), having its offices at           . WHEREAS, JIT has entered into a contract with many of its clients pursuant to which JIT has agreed to provide certain computer programming and consulting services to each Client (“CLIENT”); and

WHEREAS, JIT desires to subcontract all or a portion of the services to be provided pursuant to the Contract to Subcontractor and Subcontractor wishes to perform such services;

NOW THEREFORE, the parties hereto agree as follows:

SERVICES

1.	Subcontractor will employ and/or recruit contractors and assign to perform services for JIT or the client. All such services will be subject to the review and approval of JIT. All personnel assigned by the Subcontractor shall be fully qualified to perform the services assigned to each and shall do so in a good workmanlike manner.
2.	JIT may refuse, in the exercise of its sole discretion, to accept any individual who JIT believes performs services, or will perform services, in an unsatisfactory manner. In such a case, the Subcontractor shall replace the individual at no additional cost to JIT.

TERM OF AGREEMENT

1.	This agreement shall be effective on and shall remain in effect unless terminated or modified and approved by both parties. The Subcontractor agrees to provide at least fifteen (15) days notice of intent to terminate, if termination is prior to completion of services. Furthermore, this agreement may be terminated under any or all of the following conditions:

a)	By either party upon breach by the other party of a material provision of this Subcontract; or

b)	By either party upon the insolvency of the other party, or upon the filing of a voluntary petition in bankruptcy by the other party or to have the other party declared a bankrupt.

PAYMENT AND FEES

1.	Subcontractor shall be paid a fee at the rate stated in the Work Authorization (see Work Authorization) services rendered . Payments under this Agreement shall be made to Subcontractor provided that a properly substantiated invoice is received by JIT for the billing period detailing the number of hours worked. In addition, the Subcontractor must submit a time sheet signed by the Client's representative attesting that these hours were worked to the client's satisfaction. Billing cycle by Subcontractor will be as per terms of Work Authorization.
2.	JIT shall pay the Subcontractor for all accepted invoices within thirty (30) days of receipt of the invoice. However, special arrangements can be made with the Subcontractor to bring the payment terms in line with JIT Client policies. In the event of a dispute, the parties shall attempt to resolve it in good faith. However, if any dispute cannot be so resolved, then the parties agree that the matter will be decided by arbitration in accordance with the Commercial arbitration Rule of the American Arbitration Association.

Subcontract Master Agreement
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3.	In the event of a overdue payment to the Subcontractor, JIT may pay interest at a rate acceptable by both parties.

ANTI-RAIDING

1.	Subcontractor agrees that during the term of the Work Authorization (this agreement) and for a period of one (1) year thereafter that it (Subcontractor) or its employees and/or agents shall not solicit from or provide consulting business or service to the departments or worksites where Subcontractor has provided services for JIT.

INDEPENDENT CONTRACTOR

1.	Subcontractor acknowledges that it is and shall be an independent contractor and that nothing in this agreement shall be construed to create an employment relationship between Contractor and Subcontractor or Client and Subcontractor. Subcontractor shall be responsible for and shall maintain adequate records of expenses it shall incur in the course of performing services hereunder and shall be solely responsible for and shall, on a timely basis, file all required tax returns, make all other filings required by law (i.e. workmen's compensation, unemployment) and payments required to be filed or made with or made to any federal or state or local tax authority with respect to its performance or services hereunder or with respect to Subcontractor's employees.

INDEMNIFICATION

1.	Subcontractor agrees to indemnify JIT and Client against and save them harmless from any and all claims, liabilities, costs, damages, suits and proceedings including reasonable attorneys' fees court costs and other reasonable legal expenses (collectively referred to as "Claims") asserted against either of them or incurred by either of them, arising out of or relating to the performance (acts or omissions) of Subcontractor, its employees or agents if in any way related to their performance under this agreement or to the performance or non-performance by Subcontractor of its obligations under this agreement, but not to the extent that any Claim is based on or arises from any fault or responsibility of Contractor or Client.
2.	The foregoing indemnification shall, without limitation, include, on an after tax basis, any and all claims, liabilities, costs, damages, suits and proceedings asserted against either of Contractor or Client by any taxing authority or other governmental agency as a result of Subcontractor's failing to qualify as an independent contractor for income tax or other purposes.
3.	Except for Subcontractor's obligations to indemnify as set forth in this Agreement. Subcontractor's aggregate liability for arty claims arising from this Agreement shall not exceed the total fees received by Subcontractor from Contractor in payment for performance under this Agreement. Neither party shall be liable to the other for any indirect, incidental, special. or consequential damages in connection with this Agreement, however caused, whether based on contract, tort, warranty, or other legal theory, and whether or not informed of the possibility of such damages. No action, regardless of form arising out of this Agreement may be brought by Contractor more than one year after the cause of action has arisen. Neither party shall be held liable for failure to fulfill their obligations under this Agreement due to causes beyond either party's control and not occasioned by either party's fault or negligence.

Subcontract Master Agreement
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CONFIDENTIALITY

1.	Subcontractor agrees that he will treat as confidential (i) the terms of this Agreement, (ii) all information and data, of whatsoever nature, relating to JIT or JIT policies, procedures, techniques, accounts or personnel, or used by JIT in carrying on its business, and (iii) all information and data which is proprietary to JIT, Client or any third party and which JIT or Client is obliged to treat as confidential, any of which obtained by JIT (or) and disclosed to Subcontractor, its agents and/or employees during the term of this agreement and in connection with the performance by Subcontractor of its obligations under this agreement. Subcontractor shall not disclose any such information or data to any third party or to any of its employees or agents not involved in or responsible for the performance of such obligations. Any and all work product or papers which it prepares under this Agreement shall remain the entire and exclusive property of Contractor or Client, as the case may be. Subcontractor will instruct its employees and agents who are involved in or responsible for the performance of its obligations under this Agreement to comply with its obligations set forth in this Paragraph or elsewhere in this Agreement.

ASSIGNMENT OF SUBCONTRACTING

1.	Subcontractor shall not assign this Agreement or any interest herein nor delegate any obligation hereunder without the prior express written consent of Contractor.

GOVERNING LAW

1.	This Agreement shall be governed by, and construed in accordance with the laws of the state of the office(s) of JIT.
2.	In the event any provision of this Agreement is found to be legally unenforceable, such unenforceability shall not prevent the enforcement of any other provision.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

JITSOURCE LLC	Contractor

Name: Reza Rahman	Name:
Title: Director, Operations	Title:
Date:	Date:
Company FID #:

Subcontract Master Agreement
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CONTRACTOR EMPLOYEE ADVISEMENT AND AGREEMENT

In accordance with the Subontractor Agreement signed between JITSOURCE LLC. (“JIT”) and (“SUBCONTRACTOR” ),with Federal I.D. Number , and office address is , under which Subcontractor has agreed to provide services to the Third Party User (hereinafter referred to as the “TPU”) , (Subcontractor Employee Name) with Social Security # , as an Employee of Subcontractor, agrees as follows:

COMPETITION FOR JIT CLIENTS

1.	Subcontractor Employee agrees that during the term of the Work Authorization and for a period of one (1) year thereafter, that Suncontractor Employee shall not solicit from or provide consulting business of any nature to the departments of the "TPU" where Contractor EmpIoyee has provided services for JIT.

REPRESENTATION

1.	Subcontractor Employee acknowledges that information provided by him/her (including, but not limited to, resume, interview, references) in consideration for providing services to or on behalf of the TPU is true to the best of Employee's knowledge, that he/she is not restricted by any employment or other agreement and understands that any misstatements or lack of candor by Subcontractor Employee of his/her qualifications or availability may be grounds for immediate termination by JIT or the TPU of any assignment.

CONFIDENTIALITY

1.	Subcontractor Employee will not disclose to any third party, without the written consent of Broker or TPU, as the case may be, any information relating to the using of JIT, the TPU, the customers and clients of the, if such information could reasonably be construed as confidential and was obtained in the course of Subcontractor Employee's assignment with a TPU project, interviewing with JIT and TPU and contracting with subcontractor.
2.	Subcontractor employee further agrees he/she will not reproduce in any way, divulge, or remove from the premises of JIT, any TPU, or the customers and clients of any TPU, at any time during the interview, assignment or upon leaving the assignment, any tangible or intangible property whatsoever (except personal effects) which could reasonably be construed as constituting confidential information of JIT, the TPU, or the customers or clients of the TPU.
3.	Contractor Employee agrees to indemnify and hold harmless JIT for any and all loss, costs, claims and other liability incurred or threatened, including but not limited to attorneys' fees, related to violations of the obligations set forth in this paragraph.

BENEFITS

1.	1. Subcontractor has advised its personnel and the Subcontractor Employee agrees that neither Subcontractor nor any of its personnel is an employee of JIT or the TPU or is entitled to any benefits provided or rights guaranteed by JIT or the TPU, or by operation of law, to their respective employees, including but not limited to group insurance, liability insurance, disability insurance, paid vacations, sick leave or other leave, retirement plans, health plans, premium "overtime" pay, and the like.
2.	It is understood and agreed that since the Subcontractor Employee is an employee of Subcontractor, JIT will make no deductions from fees paid to Contractor for any federal or state taxes or FICA relating to Contractor employee, and Broker and the TPU have no obligation to provide Workers Compensation coverage for Contractor Employee or to make any premium "overtime" payments. It is agreed that it is the Subcontractor's responsibility to provide Worker's Compensation and, if applicable, pay any premium overtime rate, for its employees who work on the project covered by this Agreement and to make required FICA, FUTA, income tax withholding or other payments related to such employees (and to provide JIT with suitable evidence of the same whenever requested). In the event of claims brought or threatened by any party against JIT or the TPU relating to the status, acts or omissions of Subcontractor or Subcontractor Employee, Subcontractor Employee agrees to cooperate in all reasonable respects, including to support the assertions of employment status made in this Agreement.

As an employee of Subcontractor who will work on this project, I have been informed by Subcontractor and understand my obligations under both the Work Authorization and the Master Subcontract Agreement:

Name:	Date:

Subcontract Master Agreement
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WORK AUTHORIZATION

Date:

Commencement Date:

Estimated Project Term or Finish Date:

Project Location:

Consultant Name:

Social Security Number:

Assignment Description:

Regular Hourly Rate (US $/hr):                 Over-Time Rate: (1 x Regular Hourly Rate)

Payment Terms:

Billing Cycle:

JIT APPROVALS:

Authorized Signature:

Name:

Title:

Date:

Conversion from Temporary to Permanent Employment of Client Allowance:

[   ]   Allowed after      months of temporary contract service.

[   ]  Not Allowed

Subcontract Master Agreement
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